EXHIBIT 10.3
(Logo)                  Environmental Remediation Holding
                                  Corporation
                             Letter of Understanding


1. ERHC/PFC would fund allthe necessary feasibility studies and would make those studies available to the Government.

2. ERHC/PFC will help the Government negotiate oil concessions with the major oil companies. These negotiations will be more profitable oncethe studies are available.

3. ERHC/PFC will help put in place an environmental plan prior to that will protect the environment against an possible environment damage.

4. ERHC/PFC and the Government will keep the best concessions for themselves and form a oil company. ERHC/PFC will provide the necessary funding to do the first wells. ERHC/PFC and the Government will own 40% each leaving 20% in a fund to be used to repay debt and pay overhead. ERHC/PFC will have a management contract for the oil company, and will guarantee that overhead will not exceed 20% of the difference will be paid by ERHC/PFC . This agreement will stay in place for 25 years at the end of that time ERHC/PFC will turn over there interest in the oil company to the Government.

5. ERHC/PFC will budget $1.00 per barrel to be set aside for the education of students to be trained in the United States in the oil industry. As engineers and managers are trained, ERHC/PFC will phase out ERHC/PFC personnel and the Government will operate the oil company.

6. ERHC/PFC will negotiate on behalf of the Government with Major Oil companies additional concession once the feasibility studies are completed. ERHC/PFC will retain a 5% override to be paid by the oil company for there services.

7. ERHC/PFC within forty five (45) days of the effective date will provide a payment of five million ($5,000,000) dollar USD to the Government of Sao Tome and Principe.

SIGNED ON THIS   18   DAY OF   MAY ,   1997

      /S/ Raul Brangance Neto
PRIME MINISTER
For and on behalf of the Democratic Republic of Sao Tome and Principe

   /S/ Noreen G.  Wilson
Noreen G.  Wilson Vice President
Environmental Remediation Holding Corp.

   /S/ Barend J.  Hofmeyr
Barend J.  Hofmeyr
Director Procura Financial Consultants